Exhibit 10.2

NAVISTAR INTERNATIONAL CORPORATION

2020 NONELECTIVE DEFERRED COMPENSATION PLAN

Section 1. Definitions

Affected Compensation for a Designated Employee is base salary for services rendered.

The Code is the Internal Revenue Code of 1986, as amended from time to time.

The Committee is the Committee as defined in the Navistar PIP.

The Corporation is Navistar International Corporation.

Deferred Compensation for any Designated Employee equals the product of Affected Compensation times the Designated Percentage, paid as provided under Section 2.

The Deferred Payment Date is March 15, 2021, or such earlier date designated by the Committee at the Committee’s sole discretion.

A Designated Employee is an individual who is a U.S. employee of the Corporation or a U.S. subsidiary of the Corporation in Organizational Level 5 or higher, other than an employee who is a nonexempt employee under the Fair Labor Standards Act or who is in an excepted category of employees designated by the Committee or its delegate at its sole discretion.

The Designated Percentage for a Designated Employee is as follows:

Organizational Level	Designated Percentage
Level 5	10%
Level 6	15%
Level 7	20%
Level 8	25%
Band A	30%
Band B	30%
Band C	30%

If an individual’s employment status changes from one Organizational Level to another after April 20, 2020, the Designated Percentage for such individual shall change accordingly, effective as of the first payroll period immediately following the effective date of such change in employment status.

The Navistar PIP is the Navistar International Corporation 2013 Performance Incentive Plan (Amended and Restated as of December 9, 2019).

The Plan is this Navistar International Corporation 2020 Nonelective Deferred Compensation Plan.

Section 2. Nonelective Deferral. Effective for services rendered on and after April 20, 2020, through no later than December 31, 2020, the Designated Percentage of Affected Compensation earned by a Designated Employee shall be paid as Deferred Compensation pursuant to the terms of this Plan.

Section 3. Timing and Vested Status of Payment

(a)    Deferred Compensation shall be paid to the employee on the Deferred Payment Date as a single cash amount equal to the (i) amount of Deferred Compensation plus interest calculated at a 6% annual rate from the date each part of such amount would have otherwise have been paid through the Deferred Payment Date, (ii) net of applicable federal, state and local tax withholding.

(b)    Deferred Compensation payable for services rendered by a Designated Employee shall be paid pursuant to Section 3(a) without regard to whether such employee has a termination of employment for any reason after such services are rendered.

Section 4. Code Section 409A. All Deferred Compensation paid pursuant to the terms of the Plan is payable as a “short term deferral” as such term is defined by Code Section 409A and regulations thereunder, and accordingly is exempt from Code Section 409A. The Plan is to be construed and administered in accordance with this intent. The Corporation does not warranty the tax treatment of any amounts paid under the Plan. Accordingly, while the Committee or its delegate will endeavor to structure all payments to be exempt from the requirements of Code Section 409A, the Corporation will have no obligation to indemnify any person from any taxes or penalties incurred under Code Section 409A (or any other taxes or penalties) arising as a result of the form or operation of the Plan.

Section 5. Unfunded Arrangement. Deferred Compensation under the Plan shall be paid from the general assets of the Corporation or a subsidiary of the Corporation, and any individual entitled to payments from the Plan shall be no more than an unsecured general creditor of the Corporation or such applicable subsidiary of the Corporation.

Section 6. Plan Administration. The Committee shall have full discretionary authority to construe, interpret and administer the Plan. Decisions of the Committee will be final, conclusive and binding upon all parties. The Committee may delegate all or any part of its discretionary authority to the Corporation’s Chief Executive Officer or any officer of the Corporation or a U.S. subsidiary of the Corporation designated by the Corporation’s Chief Executive Officer.

Section 7. Amendment and Termination. The Committee may modify, amend, or terminate the Plan at any time, at its sole discretion.

Section 8. Impact on Other Plans and Arrangements. For purposes of calculating benefits payable under any other employee benefit plan or arrangement sponsored by the Corporation or U.S. subsidiary of the Corporation, Deferred Compensation shall be included in the compensation deemed paid to a Designated Employee in calendar year 2020 as if actually paid in such calendar year. The preceding sentence does not apply to any plan or arrangement sponsored by the Corporation or U.S. subsidiary of the Corporation that (i) is intended to be qualified under Code Section 401(a), (ii) by its terms prohibits inclusion of Deferred Compensation in the compensation deemed paid in calendar year 2020 as if actually paid in such calendar year, or (iii) for which the Committee determines that the application of such preceding sentence would violate the terms of any federal state or local law, or would cause income inclusion under Code Section 409A or unexpected tax consequences for any person.

Section 9. Applicable Law. The Plan will be governed by and construed in accordance with the laws of the State of Delaware (without regard to the conflicts of laws provisions of that State or any other jurisdiction).